RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               TEREX CORPORATION


          TEREX CORPORATION, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

          First: That the name of the corporation is Terex Corporation, and that the name under which the corporation was originally incorporated was Terex U.S.A., Inc.

          Second: That the original certificate of incorporation of the corporation was filed by the Secretary of State of the State of Delaware on the thirtieth day of October, 1986.

          Third: That this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

          Fourth: That this Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245(b) of the General Corporation Law of the State of Delaware by the board of directors of said Terex Corporation without a vote of the stockholders of the corporation.

          Fifth: That the text of the Certificate of Incorporation of said Terex Corporation, as amended or supplemented heretofore, is hereby restated to read in full as follows:

                                   ARTICLE I

     The name of the corporation (hereinafter called the "Corporation") is Terex Corporation.

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its initial registered agent at such address is The Corporation Trust Company. The Corporation may change its registered office and/or its registered agent in the State of Delaware at any time or from time to time in the manner provided under the General Corporation Law of Delaware.

                                  ARTICLE III

     The purpose for which the Corporation is organized is to carry on and engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     (a) The aggregate number of shares which the corporation shall have the authority to issue is 40,000,000, consisting of (i) 30,000,000 shares designated as Common Stock, par value $.01 per share ("Common Stock"), and (ii) 10,000,000 shares designated as Preferred Stock, par value $.01 per share ("Preferred Stock").

     (b)  Common Stock.  The terms of the Common Stock shall be as follows:

          (i) Dividends. Holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors.

          (ii) Distribution of Assets. In the event of the voluntary or involuntary liquidation, distribution or winding up of the corporation, subject to the rights of the holders of Preferred Stock, holders of Common Stock will be entitled to receive pro rata all of the remaining assets of the corporation available for distribution to its stockholders.

          (iii) Voting Rights. The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Common Stock shall be entitled to one vote for each share thereof held.

     (c) Preferred Stock. The Board of Directors of the corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish, and, to the fullest extent permitted by law, to increase or decrease, from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and if no shares of stock of any such series has been issued, to amend the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

     (d) Series A Preferred Stock. Pursuant to the authority conferred by this Article IV, the Series A Cumulative Redeemable Convertible Preferred Stock (the "Series A Preferred Stock") has been designated, with such series consisting of 1,200,000 shares, par value $.01 per share, with the powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, as follows:

     1. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes hereof, the meanings herein specified.

     "Accretion Termination Date" shall mean the Dividend Payment Date immediately preceding the first Dividend Payment Date on which the Corporation is permitted to declare and pay cash dividends on the Series A Preferred Stock under the Loan Agreements.

     "Applicable Rate" shall mean the sum of the Base Rate and the Non-Liquidity Rate.

     "Base Rate" shall mean (a) 13% per annum from the Issue Date through the fifth anniversary of the Issue Date and (b) 18% per annum thereafter.

     "Closing Price" on any day shall mean the per share closing sale price of the Common Stock, regular way, on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the principal national securities exchange or quotation system on which the Common Stock is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock on the over-the-counter market on such day as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any nationally recognized New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation in good faith for that purpose.

     "Common Stock" shall mean all shares now or hereafter authorized of any class of common stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

     "Conversion Date" shall have the meaning set forth in paragraph 7(b) below.

     "Conversion Price" shall initially mean $11.11 unless and until such Conversion Price may be adjusted in accordance with the provisions of paragraph 7(d) below, and thereafter shall mean the Conversion Price from time to time as so adjusted. All adjustments in the Conversion Price shall be rounded to the nearest whole cent.

     "Current Market Price" per share of Common Stock on any date shall mean the average of the daily Closing Prices with respect to the Common Stock for the thirty consecutive trading days ending on such date (or, if such date is not a trading day, on the trading day immediately preceding such date); provided, however, that if there shall have occurred prior to such date any event described in paragraph 7(d) that shall have become effective at any time during such thirty trading day period, the Closing Price shall be adjusted, for purposes of calculating such average, to ensure that the effect of such event on the market price of the Common Stock shall, as nearly as possible, be eliminated in order that the distortion in the calculation of the Current Market Price may be minimized. Notwithstanding the foregoing, if the Common Stock is not publicly traded, the Current Market Price shall be determined by a nationally recognized investment banking firm selected by the Board of Directors of the Corporation.

     "Determination Date" shall mean with respect to any dividend or other distribution, the date fixed for the determination of the holders of shares of Common Stock entitled to receive such dividend or distribution, or if a dividend or distribution is paid or made without fixing such a date, the date of such dividend or distribution.

     "Dividend Payment Date" shall mean March 31, June 30, September 30 and December 31 of each year.

     "Dividend Period" shall mean the quarterly period between consecutive Dividend Payment Dates.

     "Effectiveness Date" shall mean the 150th day following the Issue Date.

     "Effectiveness Period" shall mean the period during which a registration statement relating to the shares of Series A Preferred Stock is required to be maintained effective pursuant to the Registration Rights Agreement.

     "Event" shall be deemed to occur if (i) the Shelf Registration Statement has not been filed on or prior to the Filing Date; (ii) the Shelf Registration Statement has not become effective on or prior to the Effectiveness Date; or
(iii) prior to the end of the Effectiveness Period, the SEC shall have issued a stop order suspending the effectiveness of the Shelf Registration Statement.

     "Event Day" shall mean any day if on or prior to such day one or more Events shall have occurred with respect to which there has not yet been an Event Termination.

     "Event Termination" shall be deemed to occur, with respect to any Event, if the Shelf Registration Statement is (a) filed, in the case of an Event described in clause (i) of the definition thereof, (b) declared effective, in the case of an Event described in clause (ii) of the definition thereof, or (c) no longer subject to an order suspending the effectiveness thereof, in the case of an Event described in clause (iii) of the definition thereof.

     "Filing Date" shall mean the 60th day following the Issue Date.

     "Final Redemption Date" shall have the meaning set forth in subparagraph 5(f) below.

     "Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

     "Junior Stock" shall mean the Common Stock and, for purposes of paragraphs 3 and 6 below, any other class or series of capital stock of the Corporation issued after the Issue Date not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock shall have been paid and, for purposes of paragraphs 4 and 6 below, any class or series of capital stock of the Corporation issued after the Issue Date not entitled to receive any assets upon any Liquidation until the Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such Liquidation.

     "Liquidation" shall mean the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

     "Liquidation Preference" per share of Series A Preferred Stock shall mean $25.00 plus any accretion thereon pursuant to paragraph 2 below.

     "Loan Agreements" means (i) the Indenture, dated as of July 31, 1992, among the Corporation, certain of its subsidiaries and United States Trust Company of New York, as trustee, (ii) the Indenture, dated as of June 30, 1987, between the Corporation and Continental Bank, National Association (formerly Continental Illinois National Bank and Trust Company of Chicago), as trustee,
(iii) the Loan and Security Agreement, dated as of May 20, 1993, between Foothill Capital Corporation and the Corporation, and (iv) the Loan and Security Agreement, dated as of May 20, 1993, between Foothill Capital Corporation and Clark Material Handling Company, in each case as amended and in effect on the Issue Date.

     "Non-Liquidity Rate" shall mean (a) 0% on any day other than an Event Day,
(b) 0.25% per annum on any Event Day on or prior to the 180th day following the Issue Date and (c) 0.50% per annum on any Event Day after the 180th day following the Issue Date.

     "Normal Cash Dividend" shall mean any cash dividend or cash distribution payable out of earned surplus of the Corporation; provided, that the per share amount of such dividend or distribution, together with the aggregate per share amount of all other cash dividends and cash distributions declared or paid during the one year period ending on the date such dividend is declared (the "Declaration Date") does not exceed 4% of the Current Market Price per share of Common Stock on the trading day immediately prior to the Declaration Date.

     "Parity Stock" shall mean, for purposes of paragraphs 3 and 6 below, any other class or series of capital stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Series A Preferred Stock and, for purposes of paragraphs 4 and 6 below, any other class or series of capital stock of the Corporation issued after the Issue Date entitled to receive assets upon any Liquidation on a parity with the Series A Preferred Stock.

     "Record Date" shall mean, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date.

     "Redemption Agent" shall have the meaning set forth in subparagraph 5(e) below.

     "Redemption Date" shall have the meaning set forth in subparagraph 5(d) below.

     "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the Issue Date, relating to the registration of the Series A Preferred Stock.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Senior Stock" shall mean, for purposes of paragraphs 3 and 6 below, any class or series of capital stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive dividends, and, for purposes of paragraphs 4 and 6 below, any class or series of capital stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive assets upon any Liquidation.

     "Shelf Registration Statement" shall mean the registration statement of the Company relating to the shares of Series A Preferred Stock and the Common Stock issuable upon the conversion thereof that is required to be filed pursuant to the Registration Rights Agreement.

     "Warrants" shall mean the Warrants exercisable into shares of Common Stock that were issued on the Issue Date.

     2. Liquidation Preference. On the Issue Date the Liquidation Preference of each share of Series A Preferred Stock shall equal $25.00. During the period commencing on the Issue Date and ending on the Accretion Termination Date, the Liquidation Preference will accrete and accrue daily, at the Applicable Rate. Such accretion shall be computed on the basis of a 360-day year and shall compound quarterly on each Dividend Payment Date.

     3.   Dividends.

          (a) Subject to the prior preferences and other rights of any Senior Stock, from and after the Accretion Termination Date, the holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends that shall accrue from the Accretion Termination Date at the Applicable Rate. Such dividends shall be cumulative and payable in cash, quarterly, in arrears, when and as declared by the Board of Directors, on each Dividend Payment Date commencing on the first Dividend Payment Date following the Accretion Termination Date. Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. The holder of a share of Series A Preferred Stock at the close of business on a Record Date shall be entitled to receive the dividend payable thereon on the corresponding Dividend Payment Date notwithstanding the conversion thereof during the period between such Record Date and the corresponding Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors.

          (b) If full cash dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and of any Parity Stock, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series A Preferred Stock and of any Parity Stock, ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Series A Preferred Stock shall cumulate as provided in subparagraph 3(c) below.

          (c) If, on any Dividend Payment Date, the holders of the Series A Preferred Stock shall not have received the full dividends provided for in the other provisions of this paragraph 3, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360-day year.

          (d) So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Corporation or any subsidiary of the Company, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock; provided that from and after the Accretion Termination Date, the Corporation may declare and pay cash dividends on Junior Stock so long as (i) all dividends to which the holders of Series A Preferred Stock shall have been entitled for all previous Dividend Periods shall have been declared and paid and (ii) on or prior to the later of (x) the third year anniversary of the Issue Date and (y) the one year anniversary of the Accretion Termination Date, the Company will not pay dividends on Common Stock in excess of the Normal Cash Dividend.

     4. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any Liquidation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, the Liquidation Preference of all outstanding shares of Series A Preferred Stock as of the date of such Liquidation, plus all accrued and unpaid dividends thereon to such date, in cash. If such payment shall have been made in full to the holders of the Series A Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such Liquidation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series A Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations, shall be deemed a Liquidation within the meaning of this paragraph 4.

     5.   Redemption by the Corporation.

          (a) Except as set forth in paragraph 5(b) below, the Series A Preferred Stock shall not be redeemed in whole or in part prior to December 31, 1994. On and after December 31, 1994, the Series A Preferred Stock may be redeemed by the Corporation in cash at any time in whole or (subject to the last sentence of this paragraph 5(a)), from time to time, in part, at the option of the Corporation, at a per share redemption price equal to the Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, such shares shall be redeemed pro rata or by lot as determined by the Board of Directors in its sole discretion. The Corporation shall not redeem less than all of the outstanding shares of Series A Preferred Stock pursuant to this paragraph 5(a) at any time unless all cumulative dividends on the Series A Preferred Stock for all previous quarterly Dividend Periods have been paid or declared and funds therefor set apart for payment.

          (b) The Series A Preferred Stock may be redeemed prior to December 31, 1994 in whole, but not in part, at a per share redemption price equal to the Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption; provided, that concurrently with such redemption the Corporation redeems all Warrants then outstanding.

          (c) The Corporation shall redeem all then outstanding shares of Series A Preferred Stock on or prior to December 31, 2000 at a per share redemption price equal to the Liquidation Preference per share on the date of redemption plus all accrued but unpaid dividends thereon to and including the date of redemption.

          (d) Notice of every proposed redemption of Series A Preferred Stock shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holders of record of the shares of Series A Preferred Stock so to be redeemed at their respective addresses as they shall appear on the records of the Corporation, not less than thirty (30) days nor more than sixty
(60) days prior to the date fixed for redemption (the "Redemption Date") (i) notifying such holders of the election or obligation of the Corporation to redeem such shares of Series A Preferred Stock and of the Redemption Date, (ii) stating the place or places at which the shares of Series A Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Series A Preferred Stock, be redeemed, and the redemption price therefor, and (iii) stating the name and address of any Redemption Agent selected by the Corporation in accordance with paragraph 5(e) below, and the name and address of the Corporation's transfer agent for the Series A Preferred Stock.

          (e) The Corporation may not act as the redemption agent to redeem the Series A Preferred Stock. The Corporation shall appoint as its agent for such purpose a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, and having capital, surplus and undivided profits aggregating at least Fifty Million Dollars ($50,000,000), which agent may be the Corporation's transfer agent for the Series A Preferred Stock, and may appoint any one or more additional such agents which shall in each case be a bank or trust company in good standing organized under the laws of the United States of America or of any jurisdiction thereof, and having capital, surplus and undivided profits aggregating at least Fifty Million Dollars ($50,000,000). Each such bank or trust company is hereinafter referred to as the "Redemption Agent." Following such appointment and prior to any redemption, the Corporation shall deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause such notice of redemption to be duly mailed as herein provided as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds necessary for the redemption shall be deposited with the Redemption Agent in trust at least one business day prior to the Redemption Date, for the pro rata benefit of the holders of the shares of Series A Preferred Stock so called for redemption, so as to be and continue to be available therefor.

          (f) If notice of redemption shall have been given as hereinbefore provided, and the Corporation shall not default in the payment of the applicable redemption price, then each holder of shares of Series A Preferred Stock called for redemption shall be entitled to all preferences and relative and other rights accorded to such shares of Series A Preferred Stock until and including the Redemption Date. If the Corporation shall default in making payment or delivery as aforesaid on the Redemption Date, then each holder of the shares called for redemption shall be entitled to all preferences and relative and other rights accorded to such shares of Series A Preferred Stock until and including the date (the "Final Redemption Date") when the Corporation makes payment or delivery as aforesaid to the holders of the Series A Preferred Stock. From and after the Redemption Date or, if the Corporation shall default in making payment or delivery as aforesaid, the Final Redemption Date, the shares of Series A Preferred Stock called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receive amounts to be paid hereunder. The deposit of monies in trust with the Redemption Agent shall be irrevocable except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares of Series A Preferred Stock redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of one (1) year from the Redemption Date (or the Final Redemption Date, as applicable) shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares of Series A Preferred Stock entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment, without interest.

     6.   Voting Rights.

          (a) The holders of the issued and outstanding shares of Series A Preferred Stock shall have no voting rights except as set forth in this paragraph 6 or as otherwise required by law.

          (b) In addition to any other rights provided by law, so long as any Series A Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock, voting separately as a class, will not:

               (i) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-laws if such action would alter adversely or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series A Preferred Stock, or increase or decrease the number of shares of Series A Preferred Stock authorized hereby;

               (ii) authorize or issue shares of any class or series of Senior Stock (or, prior to the date designated as the Warrant Ratio Determination Date pursuant to the terms of the Warrants, any Parity Stock);

               (iii) reclassify any class or series of any Junior Stock into Parity Stock or Senior Stock or reclassify any series of Parity Stock into Senior Stock;

               (iv) authorize, enter into, or consummate any transaction that would constitute a deemed dividend to holders of the Series A Preferred Stock under United States Federal tax laws (other than any deemed dividend by reason of the operation of paragraph 3 above); or

               (v) consolidate with or merge with or into another corporation, other than in a transaction in which the Corporation is the surviving corporation.

          (c) From and after the Accretion Termination Date, (i) if and whenever the Corporation shall have failed to declare and pay in cash the full amount of dividends payable on the Series A Preferred Stock on any two (2) Dividend Payment Dates, then (subject to the provisions of the next paragraph) the holders of the Series A Preferred Stock, voting separately as a class, shall be entitled at the next annual meeting of the stockholders of the Corporation or at any special meeting to elect one (1) director, and (ii) if and whenever the Corporation shall have failed to declare and pay in cash the full amount of dividends payable on the Series A Preferred Stock on any four
(4) Dividend Payment Dates, then (subject to the provisions of the next paragraph) the holders of the Series A Preferred Stock, voting separately as a class, shall be entitled at the next annual meeting of the stockholders of the Corporation or at any special meeting to elect two (2) directors. Upon election, such directors shall become additional directors of the Corporation, and the authorized number of directors of the Corporation shall thereupon be automatically increased by such number of directors.

          Such right of the holders of Series A Preferred Stock to elect directors may be exercised until all dividends in default on the Series A Preferred Stock shall have been paid in full, and dividends for the current Dividend Period declared and funds therefor set apart or paid, and when so paid and set apart or paid, the right of the holders of Series A Preferred Stock to elect such number of directors shall cease, the term of such directors shall thereupon terminate, and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the vesting of such special voting rights in the case of any such future dividend default or defaults. The fact that dividends have been paid and set apart as required by the preceding sentence shall be evidenced by a certificate executed by the Chairman of the Board or President and the chief financial or accounting officer of the Corporation and delivered to the Board of Directors. The directors so elected by holders of Series A Preferred Stock shall serve until the certificate described in the preceding sentence shall have been delivered to the Board of Directors or until their respective successors shall be elected or appointed and qualify.

     At any time when such special voting rights have been so vested in the holders of the Series A Preferred Stock, the Secretary of the Corporation may, and, upon the written request of the holders of record of 10% or more of the number of shares of the Series A Preferred Stock then outstanding addressed to such Secretary at the principal office of the Corporation, shall, call a special meeting of the holders of the Series A Preferred Stock for the election of the directors to be elected by them as hereinabove provided, to be held in the case of such written request within forty (40) days after delivery of such request, and in either case to be held at the place and upon the notice provided by law and in the Corporation's By-Laws for the holding of meetings of stockholders.

     7. Conversion Rights: The Series A Preferred Stock shall be convertible into Common Stock as follows:

          (a) Conversion. Subject to and upon compliance with the provisions of this paragraph 7, each holder of shares of Series A Preferred Stock shall have the right, at such holder's option, at any time or from time to time, to convert any of such shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock upon the terms hereinafter set forth. In case any share of Series A Preferred Stock is called for redemption, such right of conversion shall terminate at the close of business on the day prior to the Redemption Date or, if the Corporation shall default in the payment of the Redemption Price, at the close of business on the day prior to the Final Redemption Date. Each share of Series A Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) $25.00 by
(ii) the Conversion Price in effect on the Conversion Date.

          (b) Mechanics of Conversion. The holder of any shares of Series A Preferred Stock may exercise the conversion right specified in paragraph 7(a) above by surrendering to the Corporation or any transfer agent for the Series A Preferred Stock of the Corporation the certificate or certificates for the shares of Series A Preferred Stock so to be converted, accompanied by written notice specifying the number of shares of Series A Preferred Stock so to be converted. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares of Series A Preferred Stock is made and such date is referred to herein as the "Conversion Date." Subject to the provisions of paragraph 7(d)(ix) below, as promptly as practicable (and in any event, within five (5) trading days) thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in paragraph 7(c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

          (c) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock.
If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the Current Market Price on the Conversion Date.

          (d) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

               (i) Common Stock Dividends. If the Corporation shall fix a Determination Date with respect to the payment or making of a dividend or other distribution on its Common Stock exclusively in Common Stock, the Conversion Price in effect as of the opening of business of the day following the Determination Date shall be reduced by multiplying such Conversion Price by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the Determination Date and (B) the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such Determination Date had not been fixed.

               (ii) Rights. If the Corporation shall fix a Determination Date with respect to the making of a dividend or other distribution on its Common Stock consisting exclusively of rights or warrants entitling the holders thereof to subscribe for or purchase, during a period not exceeding 45 days from the date of such dividend or other distribution, shares of Common Stock at a price per share less than the Current Market Price per share of the Common Stock on the Determination Date, the Conversion Price in effect as of the opening of business on the day following the Determination Date shall be reduced by multiplying such Conversion Price by a fraction (A) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the Determination Date plus (y) the number of shares of Common Stock that the aggregate maximum offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and (B) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding at the close of business on the Determination Date plus (y) the number of shares of Common Stock so offered for subscription or purchase. To the extent such rights or warrants expire and, as a result, shares of Common Stock issuable upon exercise thereof will not be delivered, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually issued upon exercise thereof. If such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such Determination Date had not been fixed.

               (iii) Stock-Splits, etc. If outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be proportionally reduced or increased, respectively, effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

               (iv) Other Distributions. If the Corporation shall fix a Determination Date with respect to the making of a dividend or other distribution on its Common Stock (including any such dividend or distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation, but excluding a dividend or distribution (A) referred to in paragraph 7(d)(i) or (ii) above, or (B) in connection with a Liquidation) consisting of securities other than Common Stock, evidences of its indebtedness, or assets (excluding Normal Cash Dividends, but including all other cash dividends and distributions) (any of the foregoing being hereinafter referred to as "Assets"), then, in each such case the Conversion Price in effect as of the opening of business on the day following the Determination Date shall be reduced by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the Current Market Price per share of the Common Stock on the Determination Date less the fair market value (as determined in the case of Assets other than cash, by a nationally recognized independent investment banking or appraisal firm selected by the Board of Directors of the Corporation) on the Determination Date of the portion of the Assets so distributed applicable to one share of Common Stock and (y) the denominator of which shall be such Current Market Price per share of the Common Stock on the Determination Date; provided however, that in the event the then fair market value (as so determined) of the portion of the Assets so distributed or distributable applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of the Common Stock on the Determination Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series A Preferred Stock shall have the right to receive, upon conversion, the amount and kind of such Assets that such holder would have received if such holder had, immediately prior to the Determination Date, converted its shares of Series A Preferred Stock. If such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such Determination Date had not been fixed.

               (v) Common Stock Issued at Less Than Current Market Price. If the Corporation shall issue any Common Stock (or securities convertible into or exercisable for, Common Stock) for a consideration per share less than the Current Market Price per share of Common Stock on the date of such issuance (which consideration shall include any compensation received for the issuance of any securities convertible into or exercisable for such Common Stock), the Conversion Price in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by multiplying such Conversion Price by a fraction (A) the numerator of which is the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance plus (y) the aggregate consideration received for the issuance of such additional shares (which shall include any compensation received for the issuance of any securities convertible into or exercisable for such Common Stock) divided by such Current Market Price and (B) the denominator of which is the number of shares of Common Stock to be outstanding immediately after such issuance and any subsequent conversion or exchange; provided, that this subsection (v) shall not apply to:

          (1) any transaction or distribution for which an adjustment has been made pursuant to any other subparagraph of this paragraph (d),

          (2) the conversion or exchange of securities convertible or exchangeable for Common Stock or the exercise of rights or warrants issued to the holders of Common Stock, in each case only if an adjustment was made (or specifically not required to be made) in connection with the issuance of such securities, rights or warrants pursuant to any subparagraph of this paragraph
(d),

          (3) the conversion of shares of Series A Preferred Stock or the exercise of Warrants,

          (4) Common Stock or options to purchase Common Stock issued to directors, officers or employees of the Corporation and its subsidiaries under bona fide benefit plans adopted by the Board of Directors and approved by the holders of Common Stock when required by law (but only to the extent that the aggregate number of shares excluded hereby and issued after the Issue Date shall not exceed 10% of the Common Stock outstanding at the time of the adoption of each such plan, exclusive of antidilution adjustments thereunder), or

          (5) Common Stock issued pursuant to a bona fide registered public offering, the manager or managers of which are nationally recognized investment banking firms.

               (vi) Voluntary Adjustments. In addition to any other adjustment required hereby, to the extent permitted by law, the Corporation from time to time may reduce the Conversion Price by any amount, for any period of time of at least twenty (20) business days, if the reduction is irrevocable during the period. Whenever the Conversion Price is reduced pursuant to this paragraph 7(d)(vi), the Corporation shall mail to holders of record of the Series A Preferred Stock a notice of the reduction at least fifteen (15) days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and, if applicable, the period it will be in effect.

               (vii) Consolidation, Merger, Sale, etc. In case of (a) any consolidation with or merger of the Corporation with or into another corporation, (b) the occurrence of any other transaction or event pursuant to which all or substantially all of the Common Stock is exchanged for, converted into, or acquired for, or constitutes solely the right to receive, cash securities, property or other assets (whether by exchange offer, liquidation, tender offer or otherwise) or (c) the sale, lease or other transfer of all or substantially all of the assets of the Company (collectively such actions being hereinafter referred to as "Reorganizations"), each share of Series A Preferred Stock shall after the date of such Reorganization be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such Reorganization) upon conversion of such share of Series A Preferred Stock would have been entitled upon such Reorganization; and in any case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

               (viii) Rounding of Calculations; Minimum Adjustment. All calculations under this paragraph (d) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision hereof to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

               (ix) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this paragraph (d) shall require that an adjustment shall become effective immediately after a Determination Date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such Determination Date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to paragraph 7(c), above; provided that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

          (e) Statement Regarding Adjustments. On or prior to each day on which the Conversion Price shall be adjusted as provided in paragraph (7)(d) above, the Corporation shall (i) file, at the office of each transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, which statement shall be certified by a nationally recognized independent public accounting firm, and (ii) cause a copy of such certified statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of paragraph 7(f).

          (f)  Prior Notice of Certain Events.  In case:

               (i) the Corporation shall (A) declare any dividend or any other distribution on its Common Stock, (B) declare or authorize a redemption or repurchase of Common Stock, or (C) authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

               (ii) of any reclassification of Common Stock, or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

               (iii)     of a Liquidation;  or

               (iv) the Corporation shall propose to take any action that would require an adjustment pursuant to paragraph 7(d);

then the Corporation shall cause to be filed with the transfer agent for, and mailed to the holders of record of, the Series A Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least fifteen (15) days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, repurchase, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, share exchange or Liquidation is expected to become effective, and the date, if any, as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, share exchange or Liquidation.

          (g) Treasury Stock. For the purposes of this paragraph 7, the sale or other disposition of any Common Stock theretofore held in the Corporation's treasury shall be deemed to be an issuance thereof.

          (h) Payment of Taxes. The Corporation shall pay all documentary, stamp, transfer and other taxes (other than taxes on income of the holders of shares of Series A Preferred Stock) and other governmental charges attributable to the issuance or delivery of shares of Series A Preferred Stock or of shares of Common Stock upon conversion of shares of Series A Preferred Stock; provided however, that the Corporation shall not be required to pay any taxes payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

          (i) Reservation of Shares; Valid Issuance; Approvals. The Corporation shall (i) reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock, (ii) take all necessary action so that all shares of Common Stock that are issued upon conversion of the shares of the Series A Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and (iii) take no action which will cause a contrary result (including, without limitation, any action that would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

          If any shares of Common Stock reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

     8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein and in the Corporation's Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

     9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     10. Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein (as so amended) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

     11. Status of Reacquired Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Series A Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

                                   ARTICLE V

     Holders of shares of stock of the Corporation shall not have any preemptive right to acquire additional, unissued, or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire such shares.

                                  ARTICLE VI

     Each holder of record of stock of this Corporation shall be entitled to one (1) vote for each share thereof standing registered in his name on the books of the Corporation. At all elections of directors of the Corporation, each shareholder shall be entitled to vote the shares owned of record by him for him for as many persons as there are directors to be elected, but shall not be entitled to exercise any right of cumulative voting.

                                  ARTICLE VII

     The number of directors constituting the Board of Directors of the Corporation shall be such number (one or more) as is fixed from time to time by the By-laws of the Corporation.

                                 ARTICLE VIII

     Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

                                  ARTICLE IX

     In furtherance and not in limitation of the powers conferred by the General Corporation Law of Delaware, the Board of Directors is expressly authorized to make, amend or repeal the By-laws of this Corporation.

                                   ARTICLE X

     Section 1. Elimination of Certain Director Liability. No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages or other liabilities for a breach of his fiduciary duty as a director, except for liability (i) for a breach of the director's "duty of loyalty" (as defined herein) to the corporation or its stockholders; (ii) for acts or omissions not in "good faith" (as further defined herein) or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal profit; provided, however, that if the director shall be liable solely by reason of this clause (iv), then his or her personal liability shall be limited to the amount of such profit.

     Section 2.  Definitions.

     (a) The Term "duty of loyalty," as used herein, shall mean a breach of fiduciary duty by the director which constitutes a willful failure to deal fairly with the Corporation or its stockholders in connection with a transaction in which the director has a material undisclosed conflict of interest.

     (b) In determining whether a director has acted or omitted to act otherwise than in "good faith," as such term is used herein, the authority making such determination shall determine solely whether such director: (i) in the case of conduct in his or her "official capacity" (as defined herein) with the Corporation, believed in the exercise of his or her business judgment that his or her conduct was in the best interests of the Corporation; and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the Corporation.

     (c) "Official capacity," as such term is used herein, shall mean the office of director in the Corporation, membership on any committee of directors, any other offices in the Corporation held by the director and any other offices in the Corporation held by the director and any other employment or agency relationship between the director and the Corporation; provided, however, that such term, as used herein, shall not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

     Section 3. Subsequent Amendment. If the General Corporation Law of Delaware is hereinafter amended to authorize the further limitation or elimination of the personal liability of a director, or to authorize the limitation or elimination of the personal liability of an officer, then the liability of a director and/or officer of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of Delaware, as so amended, without further authorization by or on behalf of the Corporation. Any repeal, modification or amendment of the foregoing provisions of this Article X by the stockholders of the Corporation shall not adversely affect any right or protection of a director (or officer) of the Corporation existing under this Article X at the time of such repeal, modification or amendment.

                                  ARTICLE XI

     The Corporation reserves the right to amend, alter, change or repeal any provision contained herein, in the manner now or hereafter prescribed by statute or herein, and all rights conferred upon stockholders herein are granted subject to this reservation.

          In witness whereof, Terex Corporation has caused this certificate to be signed by its President and attested by its Secretary this 24th day of January, 1994.


                         TEREX CORPORATION



                         By:  /s/ Ronald M. DeFeo
                            Ronald M. DeFeo, President



Attest:



By:   /s/ Marvin B. Rosenberg
   Marvin B. Rosenberg, Secretary